Education Management Corporation Announces Private Debt Exchange Offer
for Certain Debt Securities of its Subsidiaries

Pittsburgh, February 1, 2013 - Education Management Corporation (“Parent”) (NASDAQ: EDMC) announced that its indirect subsidiaries, Education Management LLC (the “Company”) and Education Management Finance Corp. (the “Co-Issuer” and, together with the Company, the “Issuers”), commenced a private offer to exchange (the “Exchange Offer”) their 8¾% Senior Notes due 2014 (the “Old Notes”) for (i) new Senior Cash Pay/PIK Notes due 2018 (the “New Notes”) and (ii) cash. In addition, holders whose Old Notes are exchanged in the Exchange Offer will receive accrued and unpaid interest in cash in respect of their exchanged Old Notes from the last applicable interest payment date to, but not including, the settlement date for the Exchange Offer. It is a condition to the completion of the Exchange Offer that Old Notes with an aggregate principal amount of at least $318,750,000 (the “Minimum Tender Condition”), representing 85% of the outstanding aggregate principal amount of Old Notes, be validly tendered (and not validly withdrawn) on or prior to the Expiration Date (as defined below). On February 1, 2013, the Issuers entered into exchange agreements (the “Exchange Agreements”) with certain institutional investors that are holders of certain of the Old Notes, pursuant to which such holders agreed to participate in the Exchange Offer. Pursuant to the terms of the Exchange Agreements, such holders have agreed to tender approximately $330.7 million aggregate principal amount of Old Notes, representing 88.2% of the outstanding aggregate principal amount of Old Notes.  The exchange of such Old Notes is subject to the satisfaction of the conditions of the Exchange Offer.

The New Notes will be issued by the Issuers and guaranteed by Parent and all of the Company's existing direct and indirect domestic restricted subsidiaries, other than any subsidiary that directly owns or operates a school or has been formed for such purpose and has no material assets. Cash interest on the New Notes will accrue at the rate of 15% per annum. For any interest period after March 30, 2014 up to and including July 1, 2018, interest in addition to the cash interest payable as described in the previous sentence will be paid by increasing the principal amount of the outstanding New Notes or by issuing additional New Notes (“PIK Interest”). PIK Interest on the New Notes will accrue at a rate of (i) 1.0% per annum for the period from March 30, 2014 through and including March 30, 2015, (ii) 2.0% per annum for the period from March 30, 2015 through and including March 30, 2016, (iii) 3.0% per annum for the period from March 30, 2016 through and including March 30, 2017 and (iv) 4.0% per annum for the period from March 30, 2017 through and including July 1, 2018.
Holders whose Old Notes are validly tendered on or prior to 5:00 p.m., New York City time, on February 14, 2013 (such time and date, as the same may be extended, the “Early Tender Deadline”) will receive, in respect of each $1,000 principal amount of Old Notes accepted for exchange, the “Total Consideration Amount” of $1,000, comprised of a combination of Total Cash Consideration and Total Notes Consideration. The initial composition of the Total Consideration Amount per $1,000 principal amount of Old Notes accepted will be $372.55 of cash and $627.45 of New Notes, assuming 85% of the Old Notes are tendered prior to the Early Tender Deadline and accepted for exchange in the Exchange Offer. As the percentage of Old Notes accepted increases above 85%, Total Cash Consideration may increase up to a maximum of $466.67 of cash and Total Notes Consideration may decrease down to a minimum of $533.33 of New Notes, in each case per $1,000 principal amount of Old Notes accepted for exchange in the Exchange Offer (if 100% of the Old Notes are tendered prior to the Early Tender Deadline and accepted for exchange), calculated as follows. The “Total Cash Consideration” will be equal to $175,000,000 minus the aggregate principal amount of Old Notes not tendered prior to the Early Tender Deadline and accepted for exchange pursuant to the Exchange Offer. Total Cash Consideration per $1,000 principal amount tendered at or prior to the Early Tender Deadline and accepted for exchange will equal the product of (a) $1,000 multiplied by (b) the quotient of (i) Total Cash Consideration divided by (ii) the aggregate principal amount of Old Notes accepted for exchange. Total Cash Consideration will be funded with a portion of the Company's cash on hand. The “Total Notes Consideration” will be equal to $200,000,000. Total Notes Consideration per $1,000 principal amount tendered at or prior to the Early Tender Deadline and accepted for exchange will equal $1,000 minus the Total Cash Consideration per $1,000 amount tendered at or prior to the Early Tender Deadline and accepted for exchange.
Holders whose Old Notes are validly tendered after the Early Tender Deadline but on or prior to midnight, New York City time, on March 1, 2013 (such time and date, as the same may be extended, the “Expiration Date”) will receive, in respect of each $1,000 principal amount of Old Notes accepted for exchange, the “Exchange Consideration Amount” of $970, comprised of a combination of Exchange Cash Consideration and Exchange Notes Consideration. The “Exchange Cash Consideration” per $1,000 principal amount tendered after the Early Tender Deadline and on or prior to the Expiration Date and accepted for exchange will equal the Total Cash Consideration per $1,000 principal amount tendered on or prior to the Early Tender Deadline and accepted for exchange minus $30. The “Exchange Notes Consideration” per $1,000 principal amount tendered after the Early Tender Deadline and on or prior to the Expiration Date and accepted for exchange pursuant to the Exchange Offer will equal the Total Notes Consideration per $1,000 principal amount tendered on or prior to the Early Tender Deadline and accepted for exchange. The mix of consideration consisting of New Notes and cash will be determined based on the amount of Old Notes tendered at or prior to the Early Tender Deadline.

In order to be eligible to receive the maximum principal amount of New Notes and maximum amount of cash offered in the Exchange Offer, holders must validly tender (and not validly withdraw) their Old Notes at or prior to the Early Tender Deadline.

For illustrative purposes, the following summarizes the hypothetical consideration for each $1,000 principal amount of Old Notes tendered in the Exchange Offer at the tender participation levels set forth below.

Hypothetical Participation Level of Old Notes at Early Tender Deadline	Consideration if Tendered At or Prior to the Early Tender Deadline			Consideration if Tendered After the Early Tender Deadline and At or Prior to the Expiration Date

	Total Consideration	Total Cash Consideration	Total Notes Consideration	Exchange Consideration	Exchange Cash Consideration	Exchange Notes Consideration
85%	$1,000	$372.55	$627.45	$970	$342.55	$627.45
92.5%	$1,000	$423.42	$576.58	$970	$393.42	$576.58
100%	$1,000	$466.67	$533.33	$970	$436.67	$533.33
Subject to applicable law, the Issuers reserve the right, but are not obligated, to change the Minimum Tender Condition.
Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on February 14, 2013 but not thereafter.
The Exchange Offer is subject to certain conditions set forth in the confidential offering circular relating to the Exchange Offer (the “Offering Circular”), including the Minimum Tender Condition. The Issuers reserve the right, subject to applicable law, to terminate, withdraw or amend each Exchange Offer at any time and from time to time, as described in the Offering Circular.

The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. The New Notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Exchange Offer is being made, and the New Notes are being offered and issued only, to persons certifying that (a) they are in the United States and are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or (b)(i) they are outside the United States and are persons not U.S. persons, who are eligible to acquire securities from the Issuers pursuant to Regulation S and would be participating in any transaction in accordance with Regulation S and (ii) are “non-U.S. qualified offerees” (as defined in the Offering Circular).

The complete terms and conditions of the Exchange Offer are set forth in the Offering Circular and related letter of transmittal. Documents relating to the Exchange Offer will only be distributed to holders of Old Notes who complete and return a letter of eligibility confirming that they are eligible investors for the purposes of the Exchange Offer. Holders who desire a copy of the eligibility letter should contact Global Bondholder Services Corporation, the information agent for the Exchange Offer, (866) 488-1500 (U.S. toll-free) or (212) 430-3774 (collect).

This press release is for informational purposes only. This press release is neither an offer to sell nor a solicitation of an offer to buy any New Notes and is neither an offer to purchase nor a solicitation of an offer to sell any Old Notes. The Exchange Offer is made only by, and pursuant to, the terms set forth in the Offering Circular and the related letter of transmittal. The Exchange Offer is not being made to persons in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in Parent's Securities and Exchange Commission filings. Past results of Education Management Corporation are not necessarily indicative of its future results. Education Management Corporation does not undertake any obligation to update any forward-looking statements.

For:     Education Management Corporation
Company Contact:
John Iannone
Director of Investor Relations
(412) 995-7727